PARTICIPATION AND OPERATING AGREEMENT

This Participation and Operating Agreement (this “Agreement”) made as of April 15, 2011, between:

EERG Energy ULC, a wholly owned subsidiary of Eternal Energy Corp. (hereinafter called “Eternal”), a corporation incorporated pursuant to the laws of the Province of Alberta;

and

AEE Canada Inc., a wholly owned subsidiary of American Eagle Energy, Inc. (hereinafter called “American Eagle”), a corporation incorporated pursuant to the laws of the Province of Alberta;

and

 PASSPORT ENERGY INC. (hereinafter called “Passport”), a corporation formed pursuant to the laws of British Columbia.

WHEREAS the Farmors are the holders of certain Working Interests in the Joint Lands and are parties to a certain Joint Operating Agreement dated June 1, 2010 governing, inter alia, the Joint Lands and appointing Eternal as Operator thereunder (the “JOA”);

AND WHEREAS the Farmors have agreed to grant Passport a Working Interest in the Joint Lands on the terms and conditions herein and as a consequence of such grant, further agree to terminate the JOA and replace it with the terms and conditions of this Agreement;

AND WHEREAS in consideration for such Working Interest, Passport agrees to pay 38.5% of all of the Completion Costs of the Test Well and the Option Well, if applicable, as further set forth herein and the Farmors agree to pay the remaining 61.5% of such Completion Costs, as applicable;

AND WHEREAS this Agreement provides for the operation and maintenance of the Joint Lands and the Title Documents from and including the Effective Date;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following terms shall have the following meanings when used in this Agreement:

(a)	“Agreement” means this Participation and Operating Agreement, together with the Schedules attached hereto, as amended from time to time;

(b)	“AMI Interest” means the following ownership percentages of each of the Parties granted in respect of the AMI Lands pursuant to Article 7 of this Agreement:

(i)	with respect to Passport, a 25% interest ;

(ii)	with respect to Eternal, 37.5% interest; and

(iii)	with respect to American Eagle, 37.5% interest;

(c)	“AMI Lands” means the areal, stratigraphic and substance rights located within Township 4, Range 21 W2M;

(d)
“Cap” or “Capping” means the installation of such casing, plugs and equipment as are necessary to enable a well prospective of production of Petroleum Substances in Paying Quantities to be completed at a later date;

(e)
“Completion Costs” shall have the meaning set forth in the Operating Procedure amended to include Drilling Costs, Equipping Costs (as such terms are defined in the Operating Procedure) and the Farmors’ overhead as permitted under the Operating Procedure, and for greater certainty, specifically includes any such costs incurred by the Farmors in respect of the Test Well prior to the Effective Date;

(f)	“Contract Depth” means, for the Test Well, a measured depth of 3,515 meters;

(g)	“Effective Date” means the date of this Agreement;

(h)	“Encumbrances” has the meaning set forth in Section 2.3;

(i)	“Estimated Drilling Costs” means the estimated cost to drill, equip and complete the Test Well as set forth in Schedule “C” attached hereto;

(j)	“Farmee” means Passport Energy Inc.;

(k)	“Farmors” means Eternal and American Eagle together and each individually, a “Farmor”;

(l)	“JOA” has the meaning set forth in the recitals hereto;

(m)	“Joint Lands” means the lands set forth as “Joint Lands” in Schedule “A” attached hereto;

(n)	“Lands” has the meaning set forth in Section 7.1;

(o)
“New Lands” means any interest in Petroleum Substances acquired, or available to be acquired, where the surface area of that interest is contained in the AMI Lands and which becomes available for acquisition either:

(i)	under the Regulations, including by presentation of a bid at a Crown sale; or

(ii)	by agreement with any third party by purchase and otherwise;

and which interest may include, without limitation, any arms’ length encumbrance such as a production payment or a net profits interest or a royalty. A Party will be deemed to have acquired any New Lands acquired by an Affiliate of that Party, or a Party’s successors and assigns, and the obligations under this Agreement will not apply to:

(iii)	interests acquired by a Party or an Affiliate pursuant to a corporate reorganization of that Party, the amalgamation with a third party of the acquisition of a third party; and

(iv)
legal or beneficial interests acquired by a Party or an Affiliate of that Party prior to the Effective Date, including any documents of title issued in direct substitution for the documents of title under which those interests had been held prior to the Effective Date;

(p)
“Operating Procedure” means the 1990 Canadian Association of Petroleum Landmen Operating Procedure, including the 1996 Petroleum Accountants Society of Canada Accounting Procedure, all the elections thereto and attached hereto as Schedule “B”;

(q)	“Operator” means Eternal;

(r)	“Option Lands” means the lands set forth as “Option Lands” in Schedule “A” attached hereto;

(s)	“Option Well” has the meaning set forth in Section 4.1;

(t)	“Parties” means Eternal, American Eagle and Passport, each individually, a “Party”;

(u)	“Test Well” means the first well drilled for the recovery of Petroleum Substances to be located at 1A4-16-4B4-9-4-21W2M on the Joint Lands; and

(v)	“Water Disposal Well” has the meaning set forth in Section 6.1.

Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Operating Procedure.  Furthermore, the definitions of “Joint Lands”, “Title Documents” and “Working Interest” in the Operating Procedure shall incorporate the descriptions for such terms in this Agreement and Schedule “A” attached hereto and the definitions of “Completion Costs” and “Operator” therein shall incorporate the descriptions for such terms in Section 1.1.

1.2	Schedules

The following Schedules are attached hereto and incorporated into this Agreement as fully as though contained in the body of this Agreement:

(a)	Schedule “A”, which sets forth the Joint Lands, the Option Lands, the AMI Lands, the Title Documents, the Working Interests and the Encumbrances;

(b)	Schedule “B”, which is the Operating Procedure; and

(c)	Schedule “C”, which is the Estimated Drilling Costs.

1.3	Multiple Farmor Parties

All information and notices to be provided to the Farmors by the Farmee shall be provided individually to each Farmor and all elections provided to the Farmors shall be made individually to each Farmor.  An election by one Farmor shall not obligate the other Farmor to make the same or any election unless otherwise stated herein.

1.4	Application of the JOA

Eternal and American Eagle agree that this Agreement and the Operating Procedure shall apply to the Joint Lands, the Option Lands and any New Lands acquired by either Eternal or American Eagle hereunder and that, from and after the Effective Date, the JOA shall have no further application to the Parties and shall be terminated and superceded in its entirety by this Agreement and the Operating Procedure.

ARTICLE 2
TITLE AND ENCUMBRANCES

2.1	Title

(a)	The Farmors do not warrant title to their Working Interest in the Joint Lands or Option Lands but each Farmor confirms that:

(i)	it has complied with the terms of the Title Documents to the extent necessary to keep such Title Documents in full force and effect;

(ii)	it has the right, power and authority to enter into this Agreement; and

(iii)	as of the Effective Date, it has not received any notice of default related to the Title Documents.

(b)	Each Farmor will not do, or cause to be done, any act or make any omission to encumber the Joint Lands or Option Lands which:

(i)	adversely and materially affects its Working Interest or the Working Interest of any other Party; or

(ii)	results in the Title Documents becoming subject to termination or forfeiture.

(c)
The Working Interest earned by the Farmee pursuant to this Agreement shall be subject to the Encumbrances which shall continue to apply to that Working Interest following the application of the surrender, forfeiture or production penalty provisions of the Operating Procedure to that Working Interest, as applicable.

2.2	Maintenance of Lands

From the Effective Date until the date upon which Passport earns a Working Interest in the Joint Lands or the Option Lands, as may be applicable, the Farmors shall:

(a)	maintain the Joint Lands and the Option Lands, as applicable, in a proper and prudent manner in accordance with good oil and gas industry practices;

(b)	pay or cause to be paid all costs and expenses relating to the Joint Lands and the Option Lands, as applicable, which become due;

(c)	perform and comply in all material respects with all of its obligations under the Title Documents; and

(d)	not dispose of any interest in the Joint Lands or the Option Lands, as applicable, without the prior written consent of Passport.

2.3	Encumbrances

Each Farmor acknowledges that as of the Effective Date, its Working Interest is not encumbered with any burdens except those described in Schedule “A” (“Encumbrances”).

2.4	Working Interest

Schedule “A” indicates each Farmors’ Working Interest in the Title Documents and the Joint Lands and Option Lands, subject to this Agreement.

For the period from the Effective Date until Passport has earned an interest in the Joint Lands as provided herein, or its right to do so ceases or this Agreement is terminated, whichever occurs first, the Farmors shall not grant any interest in the Joint Lands, or the Option Lands, as applicable, and shall not do or cause to be done any act or omission whereby the Joint Lands become encumbered, terminated or forfeited.

ARTICLE 3
TEST WELL

3.1	Drilling Test Well

Subject to rig availability, on or before June 1, 2011, Eternal, as Operator, shall commence drilling the Test Well and thereafter shall diligently and continuously drill and take all such other action as is reasonably necessary to drill the Test Well to Contract Depth and Complete, Cap or Abandon such Test Well.

3.2	Production Tests

When the Operator has drilled the Test Well to Contract Depth and if Petroleum Substances from any zone in the Joint Lands are reasonably anticipated to be in Paying Quantities, Eternal, as Operator, shall case the Test Well and:

(a)	conduct production tests as soon as practicable if Petroleum Substances other than natural gas in Paying Quantities is indicated; or

(b)	if Petroleum Substances composed predominantly of natural gas in Paying Quantities is indicated,

(i)	conduct production tests as soon as practicable; or

(ii)
Cap the Test Well and conduct production tests on or before the later of the first anniversary date of the Test Well drilling rig release and as soon as practicable after an economic market for those Petroleum Substances becomes available, provided that, if Eternal, as operator for and on behalf of the Farmors, has not fulfilled its obligations within one year of the drilling rig release of the Test Well, Eternal shall, at the end of that year and every 6 months thereafter until Eternal has fulfilled its obligations, give notice to the Parties of its plans to production test and produce the Test Well, if any.

When Eternal has conducted the production tests, Eternal shall finish the Completion, Capping or Abandonment of the Test Well as soon as practicable.

3.3	Costs of Test Well

Upon receipt of Eternal’s invoice, but in any event no later than 20 days before the anticipated spud date of the Test Well, Passport shall pay Eternal 38.5% of the Estimated Drilling Costs to be incurred by Eternal with respect to the Test Well. Thereafter, on or before that day which is 20 days after the date on which Passport receives from Eternal the summary of the actual Completion Costs incurred by Eternal with respect to the Test Well,

(a)
Passport shall promptly pay to Eternal 38.5% of the difference between the Completion Costs and the Estimated Drilling Costs for the Test Well, if the Completion Costs exceed the Estimated Drilling Costs; or

(b)
Eternal shall promptly reimburse Passport 38.5% of the difference between the Estimated Drilling Costs and the Completion Costs for the Test Well, if the Completion Costs are less than the Estimated Drilling Costs.

3.4	Earning

Upon the drilling of the Test Well to Contract Depth and Completion, Capping or Abandonment of the Test Well, and subject to Eternal receiving payment pursuant to Section 3.3 above:

(a)	Eternal shall transfer an undivided 12.5% Working Interest in the Joint Lands to Passport; and

(b)	American Eagle shall transfer an undivided 12.5% Working Interest in the Joint Lands to Passport.

As a result of the transfers noted above, the resulting Working Interests of the Parties in and to the Joint Lands including the Test Well and all Petroleum Substance received therefrom shall be as follows:

(c)	With respect to Eternal a 37.5% Working Interest;

(d)	With respect to American Eagle a 37.5% Working Interest; and

(e)	With respect to Passport a 25% Working Interest.

Each of the Farmors shall do all other acts and things necessary to transfer and to evidence the transfer of such Working Interest, including the entering into of an assignment agreement on terms satisfactory to the Parties, acting reasonably.

ARTICLE 4
OPTION WELL

4.1	Option Well Election

On or before the date that is 120 days from the date of Completion, Capping or Abandonment of the Test Well (the “Election Period”), the Parties shall have the option to drill the Option Well as follows:

(a)
The Farmors, acting together and their sole discretion, may elect to drill the Option Well at a location of the Farmors’ choice on the Option Lands.  Provided that the Farmee fulfils its obligations respecting the Test Well and is not otherwise in default hereunder, upon receipt of notice from the Farmors electing to drill the Option Well, then the Farmee, by written notice to the Farmors on or before the 30th day following the notice from the Farmors of their election to drill the Option Well, may elect to participate in the drilling of the Option Well; or

(b)
If the Farmors elect not to drill the Option Well, then the Farmee shall be entitled to elect to drill the Option Well at a location of the Farmee’s choice on the Option Lands at its sole risk, cost and expense by providing written notice to the Farmors on or before the 30th day following the expiration of the Election Period, to earn an undivided 65% Working Interest in the Option Well and the Option Lands.

4.2	Drilling Option Well

Upon electing to drill the Option Well pursuant to Section 4.1(a), Eternal, as Operator, shall commence drilling the Option Well, or Passport if it has elected to drill the Option Well pursuant to Section 4.1(b), shall commence drilling the Option Well, and thereafter either Eternal or Passport, as applicable, shall diligently and continuously drill and take all such other action as is reasonably necessary to drill the Option Well to Contract Depth and Complete, Cap or Abandon the Option Well.

4.3	Production Tests

When either Eternal or Passport, as applicable, has drilled the Option Well to Contract Depth and if Petroleum Substances from any zone in the Option Lands are reasonably anticipated to be in Paying Quantities, either Eternal or Passport, as applicable, shall case the Option Well and:

(a)	conduct production tests as soon as practicable if Petroleum Substances other than natural gas in Paying Quantities is indicated; or

(b)	if Petroleum Substances composed predominantly of natural gas in Paying Quantities is indicated,

(i)	conduct production tests as soon as practicable; or

(ii)
Cap the Option Well and conduct production tests on or before the later of the first anniversary date of the Option Well drilling rig release and as soon as practicable after an economic market for those Petroleum Substances becomes available, provided that, if either Eternal, as operator for and on behalf of the Farmors, or Passport, as applicable, has not fulfilled its obligations within one year of the drilling rig release of the Option Well, either Eternal or Passport, as applicable, shall, at the end of that year and every 6 months thereafter until such Party has fulfilled its obligations, give notice to the Parties of its plans to production test and produce the Option Well, if any.

When either Eternal or Passport, as applicable, has conducted the production tests, such party shall finish the Completion, Capping or Abandonment of the Option Well as soon as practicable.

4.4	Costs of Option Well

(a)
In the event that Passport has elected to participate in the Option Well pursuant to Section 4.1(a), Passport shall pay Eternal 38.5% of the Estimated Drilling Costs to be incurred by Eternal with respect to the Option Well no later than 20 days before the anticipated spud date of the Option Well.  Thereafter, on or before that day which is 20 days after the date on which Passport receives from Eternal the summary of the actual Completion Costs incurred by Eternal with respect to the Test Well,

(i)
Passport shall promptly pay to Eternal 38.5% of the difference between the Completion Costs and the Estimated Drilling Costs for the Option Well, if the Completion Costs exceed the Estimated Drilling Costs; or

(ii)
Eternal shall promptly reimburse Passport 38.5% of the difference between the Estimated Drilling Costs and the Completion Costs for the Option Well, if the Completion Costs are less than the Estimated Drilling Costs.

(b)	In the event that Passport has elected to participate in the Option Well pursuant to Section 4.1(b), Passport shall pay 100% of the Completion Costs incurred with respect to the Option Well.

4.5	Earning

(a)
Where the Farmors have elected to drill the Option Well pursuant to Section 4.1(a), upon the drilling of the Option Well to Contract Depth and Completion, Capping or Abandonment of the Test Well, and subject to Eternal receiving payment pursuant to Section 4.4 above:

(i)	Eternal shall transfer an undivided 12.5% Working Interest in the Option Lands to Passport; and

(ii)	American Eagle shall transfer an undivided 12.5% Working Interest in the Option Lands to Passport.

(b)
As a result of the transfers noted in Section 4.5(a) above, the resulting Working Interests of the Parties in and to the Option Lands including the Option Well and all Petroleum Substance received therefrom shall be as follows:

(i)	With respect to Eternal a 37.5% Working Interest;

(ii)	With respect to American Eagle a 37.5% Working Interest; and

(iii)	With respect to Passport a 25% Working Interest.

(c)
Where Passport has elected to drill the Option Well at its sole cost, risk and expense pursuant to Section 4.1(b), the resulting Working Interests of the Parties in and to the Option Lands including the Option Well and all Petroleum Substance received therefrom shall be as follows:

(i)	With respect to Eternal a 17.5% Working Interest;

(ii)	With respect to American Eagle a 17.5% Working Interest; and

(iii)	With respect to Passport a 65% Working Interest.

(d)
Each of the Farmors shall do all other acts and things necessary to transfer and to evidence the transfer of such Working Interests, including the entering into of an assignment agreement on terms satisfactory to the Parties, acting reasonably.

ARTICLE 5
WATER DISPOSAL WELL

5.1	Disposal Well

In the event that the Farmors, in their sole discretion, elect to convert the well located at 7-9-4-21 W2M into a water disposal well (the “Water Disposal Well”), the Farmors shall provide Passport with notice of such conversion and Passport, by written notice to the Farmors on or before the 30th day following the notice from the Farmors of their election to convert the Water Disposal Well, may elect to participate in such conversion as set forth in this Article 5, provided that the Farmee fulfils its obligations respecting the Test Well and the Option Well and is not otherwise in default hereunder.  Upon an election by the Farmors hereunder, Eternal, as Operator, shall diligently and continuously take all such action as is reasonably necessary to convert such well.

5.2	Cost of Water Disposal Well

In the event that Passport has elected to participate in the conversion of the Water Disposal Well pursuant to Section 5.1, upon receipt of invoice from Eternal for the estimated conversion costs of the Water Disposal Well, Passport shall pay Eternal 38.5% of the estimated conversion costs to be incurred by Eternal with respect to conversion of the Water Disposal Well.  Thereafter, on or before that day which is 20 days after the date on which Passport receives from Eternal the summary of the actual conversion completion costs incurred by Eternal with respect to conversion of the Water Disposal Well,

(a)
Passport shall pay to Eternal 38.5% of the difference between the actual conversion completion costs and the estimated conversion costs for the Water Disposal Well, if the actual costs exceed the estimated costs; or

(b)	Eternal shall reimburse Passport 38.5% of the difference between the estimated costs and the actual costs for the Water Disposal Well, if the actual costs are less than the estimated costs.

5.3	Earning

Upon completion of conversion of the Water Disposal Well, and subject to Eternal receiving payment pursuant to Section 5.2 above:

(a)	Eternal shall transfer an undivided 12.5% Working Interest in the Water Disposal Well to Passport; and

(b)	American Eagle shall transfer an undivided 12.5% Working Interest in the Water Disposal Well to Passport.

As a result of the transfers noted above, the resulting Working Interests of the Parties in and to the Water Disposal Well and all proceeds received therefrom shall be as follows:

(c)	With respect to Eternal a 37.5% Working Interest;

(d)	With respect to American Eagle a 37.5% Working Interest; and

(e)	With respect to Passport a 25% Working Interest.

Each of the Farmors shall do all other acts and things necessary to transfer and to evidence the transfer of such Working Interest, including the entering into of an assignment agreement on terms satisfactory to the Parties, acting reasonably.

ARTICLE 6
AREA OF MUTUAL INTEREST

6.1	Acquisition of Interest in AMI Lands

(a)
For the period commencing on the Effective Date and remaining in effect for three (3) years thereafter (the “AMI Term”), the Parties hereby agree to establish an “Area of Mutual Interest” which consists of the AMI Lands.

(b)
If any Party wishes to acquire New Lands that the Crown offers for sale during the AMI Term, that Party will first consult with the other Parties at least 48 hours prior to the applicable bid submission deadline, to attempt to establish a joint bid to acquire those New Lands. If unanimous agreement is reached by the Parties for joint acquisition of those New Lands, the Operator (or the agreed upon Party) shall submit that bid on behalf of all Parties. If the Parties do not agree on the terms of a joint bid with respect to the New Lands, any Party may submit an independent bid with respect thereto, subject to Section 6.1(c).  If agreement is reached by 2 or more (but not all) Parties after that consultation, the Parties that were able to agree on the terms of a joint bid will have the right to participate in that bid in the proportions of their applicable Working Interests as stipulated in Sections 3.4(c) to (e) herein (increased by a prorated share of the unassumed Working Interest as stipulated in Sections 3.4(c) to (e) herein of the Party not participating in the bid) or in such other percentages as those Parties may agree.  Each Party participating in a bid under this Section will pay its share of the applicable amount to the Party that submitted the bid within 24 hours of being advised that the bid was successful.

(c)	If any Party acquires New Lands or rights thereto:

(i)	at a Crown sale without consulting the other Parties or without disclosing to them the price it was prepared to pay for that acquisition;

(ii)
at a Crown sale where unanimous agreement was not reached pursuant to Section 6.1(b) and the price paid to acquire those New Lands differs by more than 5% from the last price the acquiring Party disclosed it was prepared to bid for the joint acquisition of those New Lands; or

(iii)	other than by bidding at a Crown sale, if that acquisition is included in the definition of New Lands;

the acquiring Party shall acquire those New Lands or rights subject to the rights of the other Parties under this Article 6.  The acquiring Party will deliver written notice to the other Parties describing the material provisions of the acquisition of those New Lands or rights within 5 days of that acquisition.

6.2	Right to Acquire New Lands

(a)
Each Party receiving a notice delivered under Section 6.1(b) may elect to participate in the acquisition of the applicable New Lands by written notice to the acquiring Party within 7 days of receipt of the acquiring Party’s notice. A Party may elect to participate in that acquisition to the extent of that Party’s Work Interest percentage as stipulated in Sections 3.4(c) to (e) herein or to the extent that percentage interest is increased by its proportionate share of participation in that acquisition, with a limitation as to a maximum amount of such increased participation which that Party is prepared to accept. Failure by a Party to limit participation in the acquisition of New Lands in its notice to the acquiring Party shall be deemed to be an election to participate to the extent of the percentage interest of that Party’s Working Interest increased by its proportionate share of any unassumed percentage of participation in that acquisition. Any unassumed percentage of participation in that acquisition of those New Lands following these elections shall remain with the acquiring Party. Once the respective interests of the Parties in the New Lands are determined, each Party that elected to acquire an interest in those New Lands will pay the corresponding share of the cash consideration of that acquisition to the acquiring Party within 7 days of receipt of the acquiring Party’s invoice therefor.

(b)
Notwithstanding any other provision of this Article 6, if a Party has not received all information to which it is or will be entitled (other than Production Tests delayed with the Farmee’s consent) for the Test Well prior to the acquisition of the New Lands, a Party may, by notice to the other Parties, defer its election to acquire an interest in the New Lands until such time as all of that information is received.  If this condition applies, the applicable Parties may each elect to acquire an interest in the New Lands pursuant to 6.2(a) within 10 days following the receipt of the last of that information.

(c)
If the consideration for the acquisition of New Lands is the drilling of a well or the conducting of certain geological or geophysical operations, a Party which elects to acquire a portion of the acquiring Party’s interest or rights in such acquisition shall be required to assume a corresponding share of the cost, risk and expense of those operations which are required to be conducted pursuant to the terms of such acquisition. To the extent that the conduct of those required operations entitles the Parties to earn additional interests in the New Lands by conducting optional operations and fewer than all of the Parties that participated in that acquisition agree to exercise that option, only those Parties participating in that optional operation will be entitled to any portion of the interest so earned and any additional associated rights or options thereunder.

(d)
If the New Lands acquired by the acquiring Party are not acquired at a Crown sale and are acquired subject to an overriding royalty, production payment or other charge of a similar nature, the acquiring Party must disclose that encumbrance in the notice of acquisition that it gives to the other Parties under this Article.  Those Parties that elect to acquire an interest in those New Lands will assume a corresponding share of that disclosed encumbrance.  However, the obligation to assume an encumbrance under this Section 6.2(d) will not apply to any encumbrance created directly or indirectly by or through an acquiring Party with an Affiliate, director, officer, agent, employee, independent contractor or consultant of that acquiring Party in conjunction with that acquisition.

6.3	Application of Operating Procedure

If New Lands are acquired by more than one Party without being subject to an agreement which provides for the Joint Operation of those New Lands, the acquiring Parties shall be bound by the Operating Procedure for the maintenance and operation of those New Lands.  If the Operator under the Operating Procedure is not an acquiring Party for the New Lands, the acquiring Parties shall appoint an operator for the New Lands as provided in the Operating Procedure.

6.4	Parties Not Required To Disclose Information

Nothing in this Article requires a Party to disclose to any other Party:

(a)	any information beyond that information which that Party is required to provide to that other Party pursuant to this Agreement;

(b)
where that other Party’s right to information has been delayed pursuant to any provision of this Agreement, any such information prior to the time specified for that other Party’s entitlement to same; or

(c)	any geological, geophysical or other interpretation of data developed by that Party wholly or partially from information acquired by that Party under this Agreement.

ARTICLE 7
OPERATIONS

7.1	Operating Procedure

Upon Passport obtaining a Working Interest in the Joint Lands, the Operating Procedure, as amended by this Agreement shall:

(a)
govern the relationship of the Parties as to their respective Working Interest in the Joint Lands, the Option Lands and any New Lands acquired in accordance with Article VII (collectively, the “Lands”); and

(b)	apply to all Operations conducted on the applicable Lands.

Subject to the Operating Procedure, Eternal will be the Operator with respect to the Lands from and after such time.  Eternal hereby accepts its appointment as Operator effective at such time and agrees to assume the duties, obligations and rights under the Operating Procedure.

7.2	Independent Operations

Clause 1007 of the Operating Procedure is deleted and replaced with the following paragraph:

“If an Independent Operation proposed in an Operation Notice is the drilling of a well, and if such well is completed for the production of petroleum substances from one or more zones, the participating parties shall be entitled to retain possession of the well and all production from such zones, and a non-participating party shall forfeit to the participating parties, upon completion of such operation, one hundred percent (100%) of its Working Interest in such well and the spacing unit for such well, insofar only as it relates to the applicable zones and production therefrom.

The Operator shall make every reasonable endeavour, within its legal authority, to market any of the petroleum substances produced or capable of being produced from the Lands rateably with any other similar substances produced by the Operator, or in which the Operator has an interest, and further the Operator covenants that it will not discriminate against petroleum substances produced or capable of being produced from the Lands in the production and marketing of same.“

As a result of the foregoing modification of Clause 1007, the last sentence of Clause 1005(c)(ii) and all of Clause 1009 (a) shall be deleted in their entirety and Clause 1010 shall be amended by this Section 7.2, mutatis mutandis.

7.3	Access to Derrick Floor

Passport shall, at Passport’s sole risk, cost and expense and upon reasonable notice, have full and free access, including derrick floor access, to all Joint Operations being conducted upon the Lands (including drilling of the Test Well and Option Well) as well as the records on location of such Joint Operations, except to the extent that the Regulations restrict such access.

7.4	Royalty Application

If any well on the Lands is completed for the taking of production, the Operator shall be responsible for making timely application, on behalf of the Parties, for any royalty holiday or abatement that may be applicable to operations hereunder.

7.5	Goods and Services Tax Elections

The Parties hereby authorize the Operator to make an election or elections jointly with the Operator under subsection 273 (i) of the Excise Tax Act (Canada).  The Parties agree to be bound by any such election made, for the duration of this Agreement.

ARTICLE 8
DEFAULT

8.1	Default

(a)
In the event any Party (the “Defaulting Party”) has breached its obligations under this Agreement or has committed an act of bankruptcy, is insolvent, has proposed a compromising arrangement to its creditors generally, has had a petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding to have itself declared bankrupt or wound-up or has taken or been subject to any similar action shall be in default under this Agreement, a non-defaulting Party shall have the right, on 10 Business Days written notice (“Default Notice”) to the Defaulting Party, to the acceleration of any payments due and owing under this Agreement and to charge interest on any late payments due and owing hereunder at a rate of 10%, compounded monthly.

(b)
The Defaulting Party shall have 20 Business Days from receipt of the Default Notice to cure the default in question.  If the Defaulting Party fails to cure the default within the prescribed time period for doing so, the non-defaulting Party shall have the right to purchase the Defaulting Party’s respective Working Interest in any applicable Title Document and the corresponding Lands for fair market value, as determined by the non-defaulting Party, acting reasonably, less 20%.  If there is more than 1 non-defaulting Party, the non-defaulting Parties shall be deemed to have acquired the Defaulting Party’s Working Interest on a pro rata basis in proportion to their respective Working Interests.

ARTICLE 9
GENERAL

9.1	Covenants Running with the Lands

All terms and conditions of this Agreement shall run with and be binding upon the Lands during the term hereof.

9.2	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of Alberta and the courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.  To the extent that the fact that the Lands lie within the Province of Saskatchewan requires the application of the laws in force in the Province of Saskatchewan, such laws shall be adduced as evidence in the Alberta courts having jurisdiction in respect of a dispute arising hereunder.

9.3	Further Assurances

From time to time, as and when reasonably requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further and other actions to implement or give effect to this Agreement.

9.4	Entire Agreement

This Agreement supersedes any and all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof , including without limitation the letter agreement executed by the Parties dated December 16, 2010, and expresses the entire agreement of the Parties with respect to the subject matter hereof.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Severability

If any covenant or condition contained in this Agreement is determined to be, in whole or in part, invalid or unenforceable by reason of any rule of law or public policy, such invalidity or unenforceability will not affect the validity or enforceability of any other covenant or provision, such partial invalidity or unenforceability shall not affect the validity or enforceability of the remainder of such covenant or provision and such invalid or unenforceable covenant or provision or portion thereof, as the case may be, shall be severable from the remainder of this Agreement.

9.7	No Partnership or Agency

This Agreement shall not be construed to create, expressly or by implication, a partnership relationship between the Parties and, except as may be expressly provided or contemplated herein, no Party is authorized to act as agent or otherwise on behalf of any other Party in any manner as a result of this Agreement.

9.8	No Rights Conferred on Third Parties

Nothing in this Agreement shall confer any rights upon any third parties.

9.9	Counterpart Execution

This Agreement may be executed by facsimile and in counterpart, all of which, when taken together, shall be deemed one and the same instrument.

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9.10	Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

EERG ENERGY ULC .

By:
[Name]
[Title]

By:
[Name]
[Title]

AEE CANADA INC.

By:
[Name]
[Title]

By:
[Name]
[Title]

PASSPORT ENERGY INC.

By:
[Name]
[Title]

By:
[Name]
[Title]

SCHEDULE “A”

to Participation and Operating Agreement
dated April 15, 2011 between
EERG Energy ULC., AEE Canada Inc. and Passport Energy Inc.

JOINT AND OPTION LANDS, TITLE DOCUMENTS, WORKING INTEREST
AND ENCUMBRANCES

Joint Lands:

Joint Lands	Title Documents	Working Interest	Encumbrances
E½ and SW¼ of Section 4, W½ of Section 9, W½ of Section 16 and W½ of Section 21 in Township 4, Range 21 W2M		- AEE Canada Inc. – 50% - EERG Energy ULC. – 50%	- 9% GORR to Crescent Point Energy - 1.75% GORR to Fairway Resources LLP - .25% GORR to Tom Lantz - 1% GORR to Richard Findley - Saskatchewan Crown Royalties and Mineral Taxes

Option Lands:

Option Lands	Title Documents	Working Interest	Encumbrances
W½ of Sections 5, 6, 17 and 18 in Township 4, Range 21 W2M		- AEE Canada Inc. – 50% - EERG Energy ULC. – 50%	- 9% GORR to Crescent Point Energy - 1.75% GORR to Fairway Resources LLP - .25% GORR to Tom Lantz - 1% GORR to Richard Findley - Saskatchewan Crown Royalties and Mineral Taxes

SCHEDULE “B”

to Participation and Operating Agreement
dated April  15, 2011 between
EERG Energy ULC., AEE Canada Inc. and Passport Energy Inc.

OPERATING PROCEDURE AND ACCOUNTING PROCEDURE

SUMMARY OF 1990 CAPL OPERATING PROCEDURE AND 1996 PASC
ELECTIONS AND AMENDMENTS

CAPL 1990 OPERATING PROCEDURE

OPERATOR:  EERG Energy ULC

Clause 101 (u) as per the Agreement

Clause 311 (Insurance):  A   ☐  B   ☒

Clause 604 (Marketing Fee) : Shall not apply

Clause 903 (Casing Point Election):   A   ☒    B   ☐

Clause 1007 (Penalty for Independent Operations): Deleted and replaced by Section 8.2 of the Agreement

Clause 1010 (A) (“Title Preserving Well”):  120 Days

Clause 2202 (Addresses for Notices):

EERG Energy ULC
c/o Eternal Energy Corp.
2549 West Main Street, Suite 202
Littleton, Colorado 80120

Attention:  President
Facsimile:

AEE Canada Inc.
c/o American Eagle Energy Inc.
27 North 27th Street, Suite 21 G
Billings, Montana 59101

Attention: President
Facsimile:

Passport Energy Inc.
[Address]

Attention: ●
Facsimile: ●

Clause 2401 (Disposition of Interest):   A   ☒  B   ☐

Class 2404 (Recognition Upon Assignment):  A   ☒   B   ☐

1996 PASC ACCOUNTING PROCEDURE

Clause 105 (Operating Advances): Proportionate Share of 38.5%

Clause 110 (Approvals): Section N/A;   3 Parties totalling 100%

Clause 112 (Expenditures Limitations): $50,000.00

Subclause 202 ((b) Non-Compulsory):  25%

Subclause 213 ((b) Housing): Shall not be chargeable

Clause 216 (Warehouse Handling): 38.5% of the costs of such Material

Clause 221 ( Allocation Options): N/A

OVERHEAD

Subclause 302: (Overhead):

a)	For each Exploration Project:
1.           5% of first $250,000.00; plus
2.           3% of next $500,000.00; plus
3.           1% of cost exceeding 1 and 2;

b)	For each Drilling of a Well:
1.           3% of first $250,000.00; plus
2.           2% of next $500,000.00; plus
3.           1% of cost exceeding 1 and 2;

c)	For each Initial Construction Project (Alternative B):
1.           3% of first $250,000.00; plus
2.           2% of next $500,000.00; plus
3.           1% of cost exceeding 1 and 2;

d)	For each Initial Construction Project (Alternative B):
1.           3% of first $250,000.00; plus
2.           2% of next $500,000.00; plus
3.           1% of cost exceeding 1 and 2;

e)	For Operations and Maintenance:
1.           A flat rate of $600.00 per Producing Well per month.

Rates:  Rates in Subclauses 302(e)(2) and 302(e)(3) shall be adjusted as of the first day of each year following the year in which the Agreement became effective

Clause 406 (Dispositions): Price greater than $50,000.00 requires approval

SCHEDULE “C”

to Participation and Operating Agreement
dated April 15, 2011 between
EERG Canada ULC., AEE Canada Inc. and Passport Energy Inc.

ESTIMATED DRILLING COSTS